UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 15, 2003

Ask Jeeves, Inc.

(Exact Name of Registrant As Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26521 (Commission File Number)	94-3334199 (I.R.S. Employer Identification Number)

5858 Horton Street, Suite 350
Emeryville, California 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 985-7400

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

Ask Jeeves UK Selects Google as Sponsored Links Provider

     In July 2002, Ask Jeeves, Inc. entered into an agreement with Google, Inc. to participate in its sponsored links program, and our participation began in September 2002. Under this agreement, Google sells paid placements to tens of thousands of advertisers and we display their paid placements on our U.S. Web properties. We also syndicate Google’s paid placements, together with our search results, to third-party Web sites in our syndication network. In exchange for making our Web traffic available to Google’s advertisers, we share in the revenue generated from those advertisers.

     In the second quarter of 2003, the Ask Jeeves UK Partnership, our U.K. subsidiary, entered into an agreement with a Google subsidiary to display Google’s paid placements on our U.K. Web site, replacing a previous paid placement provider. In the first quarter of 2003, our paid placement revenues from Google on our U.S. Web properties and syndication network and from the alternate provider on our U.K. Web site together comprised 49% of our total revenues. Our U.S. agreement with Google is scheduled to terminate in September 2005 and our U.K. agreement with Google is scheduled to terminate in May 2005.

Risk Factor Disclosure

We derive a significant percentage of our revenue from our paid placement arrangement with Google Inc.

     If our contracts with Google are not renewed, or if Google fails to perform under these contracts or they are terminated for any other reason, we would need to find another suitable paid placement provider or otherwise replace the lost revenues. Although alternate paid placement providers (such as Overture Inc., eSpotting Media and FindWhat.com) are currently available in the market, we face the risk that we might be unable to negotiate equally advantageous terms with such providers. Further, if Google’s performance under these contracts unexpectedly deteriorates or our ability to generate traffic for these paid placements decreases, our results of operations could be harmed.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Financial Statements of Business Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

The exhibits listed in the Exhibit Index (following this Report’s signature page) are filed with this Report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ASK JEEVES, INC. (Registrant)

Date: May 29, 2003	By: /s/ Brett M. Robertson Brett M. Robertson General Counsel and Secretary

EXHIBIT INDEX

     Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibit.

Exhibit No.	Description

10.1*	Google Services Agreement, dated May 15, 2003, by and between Ask Jeeves UK Partnership and Google Technology, Inc.
99.1	Press release of Ask Jeeves, Inc. dated May 16, 2003

*	Portions of this exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.